CONSENT IN WRITING OF
BOARDS OF DIRECTORS OF
GLOBAL LEADERS CORPORATION

Approving the filing of the Extension of Offering Period (Form 8-K)

MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS of the Company held on the following date and at the following time and place:

Date: May 23, 2022
Time: 10:30 AM
Venue: Suite 305-306, 3/F New East Ocean Centre, No. 9, Science Museum Road,
Tsim Sha Tsui, Hong Kong
Present: Yip Hoi Hing Peter (the single director, Chairman of the Board)

RESOLUTION

WHEREAS, the Company has planned to file the form 8-K (herein referred to as the "8-K") on the date first written above.

RESOLVED, that to authorize and empower the Company to extend the Offering period for an additional 90 days, as provided by the Prospectus filed on December 14, 2020. The Offering, as extended, will continue until August 21, 2022. The Offering will expire on May 24, 2022. After the extension, it will continue until August 21, 2022.

IN WITHNESS HEREOF, the undersigned have executed this Written Consent as of the date first written above.

SIGNATURES:

____

Yip Hoi Hing Peter

Director,

Chairman of the Board,

(Chief Executive Officer),

(Chief Financial Officer),

(President),

(Secretary and Treasurer),

(Principal Executive Officer)